Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-29847, 333-109421, 333-187577 and 333-233682) pertaining to the Walmart 401(k) Plan of our report dated July 16 , 2026, with respect to the financial statements and schedule of the Walmart 401(k) Plan included in this Annual Report (Form 11-K) for the year ended January 31, 2026.

/s/ Ernst & Young LLP

Rogers, Arkansas
July 16 , 2026